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                     July 1, 2021

       J. Christopher Douglas
       Executive Vice President and Chief Financial Officer
       Healthcare Realty Trust Incorporated
       3310 West End Avenue, Suite 700
       Nashville, TN 37203

                                                        Re: Healthcare Realty
Trust Incorporated
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 10,
2021
                                                            File No. 001-11852

       Dear Mr. Douglas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction